EXHIBIT 10.1
AMENDMENT NO. 4 TO LOAN AGREEMENT
     This Amendment No. 4 to Loan Agreement (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Fourth Amendment”), dated November 30, 2009, is by and among Professional Veterinary Products, Ltd., a Nebraska corporation (“PVPL”), ProConn, LLC, a Nebraska limited liability company (“ProConn”), Exact Logistics, LLC, a Nebraska limited liability company (“Exact”, together with PVPL and ProConn, collectively and individually herein referred as “Borrower”), and First National Bank of Omaha, a national banking association (“Lender”).
RECITALS
     I. Borrower and Lender entered into a Loan Agreement dated November 14, 2006, as amended on September 17, 2007, November 19, 2008 and August 21, 2009 (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Loan Agreement”).
     II. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
     III. Borrower has requested that certain terms and conditions of the Loan Agreement be amended to extend the maturity date of, and implement an interest rate floor with respect to, the revolving credit facility provided by the Loan Agreement.
     Accordingly, in consideration of the Recitals and the terms and conditions herein set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows:
AGREEMENT
     1. Section 1.2. of the Loan Agreement is hereby amended by deleting the definition of “Termination Date” in its entirety and substituting the following definition in its place:
     “Termination Date” means February 1, 2010 or such earlier date that the Revolving Loan is terminated under this Agreement.
     2. Section 2.1.1 of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting the following section in its place:
     Section 2.1.1. Interest Rate and Payments. The principal amount of the Advances outstanding from time to time on the Revolving Loan shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at the higher of: (a) a variable rate, reset daily, equal to the LIBOR Rate as determined by Lender plus (i) 1.25% per annum when the Cash Flow Leverage Ratio is less than or equal to 3.00 to 1.00 (as set forth in the compliance certificate delivered to Lender pursuant to Section 5.1 (b)) or (ii) 1.50% per annum when the Cash Flow Leverage Ratio is more than 3.00 to 1.00 (as set forth in the compliance certificate delivered to Lender pursuant to Section 5.1 (b)); and (b) a fixed rate of 5.00% per annum. Upon an Event of Default, the Revolving Loan shall bear interest at the LIBOR Rate as determined by Lender plus 7.50% per annum (the “Default Rate”); provided, however, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.
Interest accruing on the principal balance of the Advances outstanding from time to time shall be payable in arrears on the first day of each month, on the Termination Date and upon payment in full. Borrower agrees that Lender may at any time or from time to time, without the request by Borrower, make an Advance to Borrower, or apply the proceeds of any Advance, for the purpose of paying all such interest when due.
     3. References throughout the Loan Agreement, Notes and Collateral Agreements to the Loan Agreement, Notes and Collateral Agreements are hereby amended to include any amendments, restatements, modifications or supplements thereto.
     4. Borrower hereby (a) reaffirms and admits the validity and enforceability of the Loan Agreement, each related document and all of the obligations of Borrower thereunder, (b) agrees and admits that no Borrower has any defenses to or offsets against any such obligations and (c) certifies that, immediately after giving effect to this Fourth Amendment, (i) no Event Default shall exist (or would exist with the passage of time or giving of notice) and (ii) each of the representations and warranties contained in the Loan Agreement and each related document shall be true and correct with the same effect as though such representation and warranty had been made on the date hereof, except to the extent such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall have been true and correct on and as of such earlier date.
     5. In all other respects, the Loan Agreement and related documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of the Loan Agreement or related documents shall be deemed (a) to be an amendment or waiver in respect of any other term or condition contained in the Loan Agreement or related documents or (b) to prejudice any right or rights of the Lender which it may now have or may have in the future under or in connection with the Loan Agreement or related documents.
     6. This Fourth Amendment shall be binding on the successors and assigns of the parties hereto.
     7. This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.
     8. THIS FOURTH AMENDMENT IS BEING EXECUTED AND DELIVERED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF NEBRASKA, AND SHALL BE CONSTRUED AND ENFORCEABLE IN ACCORDANCE WITH, AND BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD TO PRINCPLES OF CONFLICT OF LAWS.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the day and year first set forth above.

Professional Veterinary Products, Ltd., a Nebraska corporation
By:	/s/ Tara Chicatelli
Tara Chicatelli, its Chief Financial Officer

ProConn, LLC,
By:	Professional Veterinary Products, Ltd.,
a Nebraska corporation,
its Manager and sole Member

By:	/s/ Tara Chicatelli
Tara Chicatelli, its Chief Financial Officer

Exact Logistics, LLC, a Nebraska limited liability company
By:	Professional Veterinary Products, Ltd.,
a Nebraska corporation,
its Manager and sole Member

By:	/s/ Tara Chicatelli
Tara Chicatelli, its Chief Financial Officer

First National Bank of Omaha, a national banking association
By:	/s/ Donald L. Erikson
Donald L. Erikson, Vice President

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